FIRST AMENDMENT TO
ASSET PURCHASE AND LICENSING AGREEMENT
and DISTRIBUTOR and RESELLER AGREEMENT

This first amendment (thee "First Amendment"), is to that certain Asset and Purchase Agreement between StrikeForce Technologies, Inc. ("STI") and Cyber Safety, Inc. ("CSI") dated August 24, 2015 (the "APLA") and to the related Distributor and Reseller Agreement between STI and CSI, also dated August 24, 2015 (the "RESELLER Agrmt")..

Whereas, STI and CSI entered into the APLA and the RESELLER Agrmt and other related agreements as identified in the APLA on August 24, 2015; and

Where, STI and CSI agree that certain terms in the APLA and the RESELLER Agrmt should be modified to better define the operation of terms therein and the intent of the parties;

Now, therefore, it is agreed as follows:

1. Paragraph 1.1.4 of the APLA shall be modified by inserting the following paragraphs immediately thereafter:

"1.1.4 .1 Notwithstanding terms within the Distributor/Reseller Agreement or any other licensing agreement between STI and CSI, CSI shall have the right to make final acceptance and approval of sub-licensing agreements it makes with Channel Partners and/or End-Users with such agreements to be consistent with the terms and conditions of this Agreement; and

1.1.4.2 Upon CSI acceptance and approval of sub-licensing agreements between CSI and Channel Partner(s) and/or End-Users, CSI shall transmit to STI a sub-licensing confirmation document advising STI of the details regarding the submitted sub-licensing confirmation (the "Sub-Licensing Confirmation"); and

1.1.4.3 Upon receipt of a Sub-Licensing Confirmation from CSI, STI shall fulfill its obligations to deliver the specified software and/or License certification keys (if applicable) as soon as reasonably possible, but in any event within five business days in regard to any order so received.

2. Paragraph 1.1.5. of the APLA shall be amended by adding paragraph 1.1.5.5. immediately following paragraph 1.1.5.4 as follows:

"1.1.5.4. CSI shall have the right to market and license individually or in any combination any of the GuardedID, MobileTrust, ProtectID, and/or the products in the Malware Protect Suite, which includes the White Label Products.

3. Article 17. "Miscellaneous" of the APLA shall be modified by adding the following paragraphs:

"17.13. Material Breach and Right to Cure. Should either party commit a material breach of its obligations hereunder, or should any of the representations of either party in this Agreement prove to be untrue in any material respect, the other party may, at its option, terminate this Agreement, by thirty (30) days' written notice of termination at any time, which notice shall identify and describe the basis for such termination in reasonable detail. If prior to the expiration of such period, the defaulting party cures such default, termination shall not take place, or if the matter is in litigation, then termination shall not take place until such litigation authorized it or the litigation is concluded."

"17.14. Conflicting Terms and Conditions. STI and CSI agree that in the event of conflict between or among any terms or conditions in this Agreement and in agreements, licenses or any other documents related to this Agreement, including Exhibits, Schedules or other documents executed between the parties hereto, then the terms and conditions set forth in this Agreement shall take precedence over such conflicting terms, and the terms of this Agreement shall be enforced to the extent possible to be consistent

with the intent of the parties as set forth herein."

4. The second and third paragraphs of the RESELLER Agrmt (i.e., the first and second "WHEREAS" recitation paragraphs) of the RESELLER Agrmt shall be modified by replacing those paragraphs in their entirety with the following:

"WHEREAS, StrikeForce is a corporation that designs, develops, markets and Licenses its proprietary software (hereinafter referred to as the "StrikeForce Products," which defined term shall be deemed to include the White Label Products and any products in the Malware Suite {as those terms are defined in the APLA, see below])."

"WHEREAS, the Distributor/Reseller intends to market, sell and resell Licenses (through their own developed channel partner program with channel partner or channel partners to be defined as any party which CSI licenses to sub-license any of the StrikeForce Products for ultimate licensing to End-Users) in connection with their existing products and services to end-users (as defined below); and"

5. Paragraph 1.3 "End-User License Agreement" of the RESELLER Agrmt shall be modified by replacing that paragraph in its entirety with the following:

1.3..."End-User License Agreement." The form of agreement accompanied by the Strikeforce Product(s) to be entered into between Distributor/Reseller (including its channel partners) and each End-User, which grants the End-User the right (and license) to use the licensed StrikeForce Products. Should the Distributor/Reseller provide the licensed StrikeForce Products under a private label (through an OEM agreement between the parties), the End-User License Agreement (hereinafter referred to as the "EULA") shall contain the same terms and conditions and be no less protective of the right of StrikeForce than the terms and conditions set forth in Exhibit B, attached hereto."

6. Paragraph 2.1 of the RESELLER Agrmt shall be modified by replacing that paragraph in its entirety with the following:

"2.1 "Subject to compliance with the terms set forth in Exhibit A, attached hereto, LICENSED SOFTWARE PRODUCT(S) AND PRICING, StrikeForce hereby grants to Distributor/Reseller a non-exclusive nontransferable right (and License) to sub-license the StrikeForcce Products to Channel Partners and/or End-Users which sub-license shall grant the Channel Partners the right (and License) to market and sub-license the StrikeForce Products to their channel partners and/or End-Users with such channel partners having the right to sub- license the StrikeForce Products to End-Users," in all instances, subject to the terms and conditions included in the EULA (see Exhibit B.)

7. Paragraph 13.3 of the RESELLER Agrmt shall be amended by replacing the first word thereof, i.e., "Either," with "A.

In Witness Whereof, each of the parties has caused this First Amendment to be duly executed and delivered by its duly authorized representative as of the last date of execution set forth below.

StrikeForce Technologies, Inc.	Cyber Safety, Inc.
By: ______________________	By: [signature]
Mark L. Kay, CEO	Daniel DelGiorno, President

SECOND AMENDMENT TO
ASSET PURCHASE AND LICENSING AGREEMENT
and DISTRIBUTOR and RESELLER AGREEMENT

This second amendment (thee "Second Amendment"), is to that certain Asset and Purchase Agreement between StrikeForce Technologies, Inc. ("STI") and Cyber Safety, Inc. ("CSI") dated August 24, 2015 (the "APLA").

Whereas, STI and CSI entered into the APLA and other related agreements as identified in the APLA on August 24, 2015; and

Where, STI and CSI agree that certain terms in the APLA should be modified to better define the operation of terms therein and the intent of the parties;

Now, therefore, it is agreed as follows:

1. The semi-colon punctuation at the end of paragraphs 1.1.6, 1.1.7, 3.1.1.4, 3.1.1.6, 7.1.3, and 10.2.3 of the APLA shall be changed to periods.

2. The period at the end of paragraph 2.1.1.2 shall be changed to a semi-colon, and the word, "and" shall be insert immediately thereafter.

3. The definition in the last parenthesis of paragraph "D" of the recitals on page 1 shall be modified to read as follows: (one or more of the White Label Products and/or the Dashboard Suite referred to hereafter as the "**Malware Protect Suite**" and/or as the "**Malware Suite**" which may reference one or more of the White Label Products and/or the Dashboard Suite as the case may be).

4. The end of paragraph 1.1.4, i.e., "...September 30, 2020.. See attached **Schedule 1.1.4, Licensing Agreement"** shall be modified to: "...September 30, 2020. See Distributor and Reseller Agreement between the parties executed of even date hereof."

5. The underline at the end of paragraph 3.117 shall be removed and the semi-colon shall be changed to a period.

6. In paragraph 13.2, the reference, "xxx" shall be changed to "13.3.1 and 13.3.2".

In Witness Whereof, each of the parties has caused this ~~First~~ SECOND G.W. Amendment to be duly executed and delivered by its duly authorized representative as of the last date of execution set forth below.

StrikeForce Technologies, Inc.	Cyber Safety, Inc.
By: [signature]	By: [signature]
George Waller, Executive Vice-President	Daniel DelGiorno, President